Exhibit 99.1

Kineta Presents New Preclinical Data on Lead Anti-CD27 Monoclonal Antibody at the Society for Immunotherapy of Cancer’s (SITC) 38th Annual Meeting

Lead Anti-CD27 Monoclonal Antibody Showed High Binding Affinity and Specificity

Drives Strong T Cell Activation and Proliferation as well as NK Cell Activation

Demonstrated In Vivo Antitumor Efficacy as a Single Agent and in Combination with Checkpoint Inhibitors in Solid and Hematological Tumor Models

SEATTLE — (November 3, 2023) Kineta, Inc. (Nasdaq: KA), a clinical-stage biotechnology company focused on the development of novel immunotherapies in oncology that address cancer immune resistance, announced today the presentation of new preclinical data on the company’s anti-CD27 agonist monoclonal antibodies (mAbs) at the Society for Immunotherapy of Cancer’s (SITC) 38th Annual Meeting. Thierry Guillaudeux, Ph.D., Chief Scientific Officer of Kineta, presented the company’s poster revealing new preclinical data.

“We are thrilled to share the growing body of preclinical evidence from our selected lead anti-CD27 antibody, including the compelling new tumor model data as a monotherapy and in combination with other checkpoint therapies demonstrating antitumor efficacy in multiple types of mouse models,” said Dr. Guillaudeux. “We believe that our antibody has the potential to be a best-in-class, next-generation immunotherapy capable of addressing diverse types of solid and hematologic cancers.”

Key highlights from the poster presentation:

Dr. Guillaudeux presented data from in vitro and in vivo assessments to identify anti-CD27 agonist antibody lead candidates. The lead agonist anti-CD27 mAbs demonstrated high affinity binding to both human and cynomolgus monkey CD27 and not to mouse CD27. Additionally, they exhibited high specificity against CD27 with no cross-reactivity detected against other members of the tumor necrosis factor receptor superfamily (TNFRSF).

Furthermore, the agonist anti-CD27 antibodies share a different and complementary binding site to CD27 than CD70 (CD27 natural ligand) and induced strong NFkB signaling in the absence or presence of cross-linking. The anti-CD27 antibody-mediated NFkB activation acted in synergy with CD70. The strong agonist proprieties of the company's lead anti-CD27 antibodies were further demonstrated on T cell proliferation and activation as well as NK cell activation.

Lastly, Kineta’s selected lead anti-CD27 candidate demonstrated antitumor efficacy in vivo as a single agent and in combination with other immunotherapies in multiple solid and hematological mouse tumor models.

The poster presentation is available for viewing under Publications in the CD27 section of the company's website at www.kinetabio.com .

SITC Presentation Details:

Title: CD27 is a new promising T cell co-stimulatory target for the cancer immunotherapy – Development and selection of a lead anti-CD27 agonist antibody

Abstract Number: 1357

Date / Time: Friday, November 3 at 9:00 A.M. – 7:00 P.M. Pacific Time

Location: Exhibit Halls A and B1 – San Diego Convention Center

About Kineta

Kineta (Nasdaq: KA) is a clinical-stage biotechnology company with a mission to develop next-generation immunotherapies that transform patients’ lives. Kineta has leveraged its expertise in innate immunity and is focused on discovering and developing potentially differentiated immunotherapies that address the major challenges with current cancer therapy. The company’s immuno-oncology pipeline includes KVA12123, a novel VISTA blocking immunotherapy currently in a Phase 1/2 clinical trial in patients with advanced solid tumors, and a preclinical monoclonal antibody targeting CD27. For more information on Kineta, please visit www.kinetabio.com, and follow Kineta on Twitter, LinkedIn and Facebook.

Cautionary Statements Regarding Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as, but not limited to, “believe,” “expect,” “estimate,” “project,” “intend,” “future,” “potential,” “continue,” “may,” “might,” “plan,” “will,” “should,” “seek,” “anticipate,” or “could” and other similar words or expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Kineta’s current beliefs, expectations and assumptions regarding the future of Kineta’s business, future plans and strategies, clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Such forward-looking statements are subject to a number of material risks and uncertainties including, but not limited to: the adequacy of Kineta’s capital to support its future operations (including its ability to complete the second tranche of the previously disclosed contemplated private placement in the second quarter of 2024) and its ability to successfully initiate and complete clinical trials; the difficulty in predicting the time and cost of development of Kineta’s product candidates; Kineta’s plans to research, develop and commercialize its current and future product candidates, including, but not limited to, KVA12123; the timing and anticipated results of Kineta’s planned pre-clinical studies and clinical trials and the risk that the results of Kineta’s pre-clinical studies and clinical trials may not be predictive of future results in connection with future studies or clinical trials; the timing of the availability of data from Kineta’s clinical trials; the timing of any planned investigational new drug application or new drug application; the risk of cessation or delay of any ongoing or planned clinical trials of Kineta or its collaborators; the clinical utility, potential benefits and market acceptance of Kineta’s product candidates; Kineta’s commercialization, marketing and manufacturing capabilities and strategy; developments and projections relating to Kineta’s competitors and its industry; the impact of government laws and regulations; the timing and outcome of Kineta’s planned interactions with regulatory authorities; Kineta’s ability to protect its intellectual property position; Kineta’s estimates regarding future revenue, expenses, capital requirements and need for additional financing; the intended use of proceeds from the registered direct offerings completed in April 2023 and October 2023; and those risks set forth under the caption “Risk Factors” in the company’s most recent Annual Report on Form 10-K filed with the SEC on March 31, 2023, and Quarterly Reports on Form 10-Q filed with the SEC on May 11, 2023 and August 11, 2023, as well as discussions of potential risks, uncertainties and other important factors in Kineta’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Except as required by law, Kineta undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Kineta, Inc. :

Jacques Bouchy

EVP Investor Relations & Business Development

+1 206-378-0400

jbouchy@kineta.us

Investor Relations:

John Mullaly

LifeSci Advisors, LLC

jmullaly@lifesciadvisors.com

Source: Kineta, Inc.